CONVERTIBLE PROMISSORY NOTE

SA RECOVERY CORP.

WHEREAS, SA Recovery Corp., an StateOklahoma corporation (“Company”) has an debt outstanding with Roadhouse Foods, Inc., an StateplaceOklahoma corporation (the “Holder”), for Sixty-Five Thousand US Dollars ($65,000.00) (the “Debt”); and

WHEREAS, the Company wishes to pay the Debt owed to the Holder, in the form of a Convertible Promissory Note (“Note”); therefore

This document serves as a Convertible Promissory Note between the Company and the Holder, whereas Holder shall hold this one (1) year Note for Sixty-Five Thousand US Dollars ($65,000.00), accruing at the rate of 5% per annum.  This Note shall mature and be payable on, or any date after the 1st day of August, 2009.

The Holder shall have the right to convert, upon proper notice being given to the Company and the Transfer Agent for the Company into common shares of the Company at a conversion rate equal to two-million (2,000,000) shares of common stock (“Conversion Rate”).  If, prior to the conversion of this Note, the number of outstanding shares of Common Stock of the Company is increased by a stock dividend, decreased by a reverse stock split, merger, combination or reclassification of shares, or other similar event, the Conversion Rate and number of shares of Common Stock issuable on conversion shall be non-dilutable.  Upon conversion, issued shares shall have all attributes of regularly issued common shares of the Company.

Adjustment Due to Merger, Consolidation, Etc:  If, prior to the conversion of this Note, there shall be any merger, consolidation, exchange of shares, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the new entity (“Business Combination”), then the Holder of this Note shall thereafter have the right to receive upon conversion upon the same basis and upon the terms and conditions specified herein the Common Stock of the new entity evidencing the public securities, or the “Public Company”.  This Debt/Equity shall follow and track with the public securities and Public Company or any Business Combination.

The Holder has the right to transfer and/or assign to assignee(s) without permission from the Company.  The Company hereby waives demand, protest and notice of demand, and non-payment.  Should a suit be commenced to collect this Note, the Company agrees to pay attorney fees and costs.

Dated this 1st day of August, 2008.

SA RECOVERY CORP.

By:

________________________

President

ACCEPTANCE OF TERMS

ROADHOUSE FOODS, INC.

By:

________________________

President